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                                                              EXHIBIT 12


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                             STAFF BUILDERS, INC.
                   1994 PERFORMANCE-BASED STOCK OPTION PLAN


            1. PURPOSE. Staff Builders, Inc., a Delaware corporation (the "Company"), intends that this 1994 Performance-Based Stock Option Plan (the "Plan") will provide incentive to officers of the Company (which for purposes of the Plan shall include its wholly-owned subsidiaries) to continue and increase their efforts to improve operating results, to remain in the employ of the Company and to have a greater financial interest in the Company through ownership of its Common Stock.

            2. ADMINISTRATION. The Compensation and Stock Option Committee of the Company appointed by the Board of Directors of the Company (the "Committee"), and consisting of no fewer than two directors, shall administer the Plan. The members of the Committee must be "disinterested;" accordingly, they may not have been for at least one year prior to the time of their appointment, and shall not be, during the period they serve on the Committee, granted or awarded equity securities pursuant to the Plan or any other plan for the granting of stock, stock options, or similar rights that is maintained by the Company or any of its affiliates, except that participation in an ongoing securities acquisition plan meeting the conditions of paragraph (d)(2)(i) or in a "formula plan" meeting the conditions of paragraph (c)(2)(ii) of Reg. Section 240.16b-3 of the Securities and Exchange Commission, and an election to receive an annual retainer fee in cash or in securities or partly in cash and partly in securities, shall not disqualify a director from being a disinterested person. The Committee shall have full power to construe and interpret the Plan and to establish and amend rules and regulations for its administration. All action taken and decisions made by the Committee pursuant to the Plan shall be final and conclusive.

            3. ELIGIBILITY. Persons eligible to receive options shall be executive officers regularly providing services to the Company. Nothing contained in the Plan shall be deemed to require the Company to continue the employment of, or any other contractual arrangement with, any optionee.

            4. STOCK SUBJECT TO THE PLAN. Stock to be offered under the Plan shall be shares of the Company's Common Stock, par value $.01 per share, which may be authorized but unissued shares or shares acquired by the Company and held in its treasury, as the Board of Directors may determine. Subject to
Section 6 of the Plan, not more than 3,400,000 shares of Common Stock shall be sold on exercise of options granted under the Plan. For purposes of the Plan, the term "Common Stock" includes any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

            5. AWARD OF OPTIONS. The Committee may, in its discretion, grant options under the Plan from time to time prior to the expiration of ten years from the date on which the Corporation's Board of Directors adopts this Plan. The Committee may grant options effective as of any date within such ten-year period as is specified by the Committee in the Stock Option Agreement (defined below in Section 7(l)) relating to such options. The shares covered by the unexercised portion of any terminated or expired options shall become available again for the grant of options under the Plan.


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            6.    ADJUSTMENTS.


            (a) Subject to any required action by the stockholders of the Company, in the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares, share dividends or the sale of additional shares or conversion of securities convertible into such shares the Committee shall adjust the number and kind of shares for the purchase of which options may be granted under the Plan and the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable. In any such case, the Committee shall make such adjustment in outstanding options without change in the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share.

            (b) Should the Company sell all or substantially all of its assets and discontinue its business, or merge or consolidate with another entity, or liquidate or dissolve in connection with those events, then, in lieu of its obligation under Section 6(a), the Company's Board of Directors shall amend or adjust both the Plan and outstanding options so as to terminate the Plan completely, or to continue the Plan with respect to the exercise of options which were exercisable or became exercisable at the date the Board of Directors adopted the plan of sale, merger, consolidation, or liquidation. In any such case, however, each optionee will be given either (i) a reasonable time in which to exercise his options (to the extent possible under the options terms as set forth in Section 7(c)) before the effectiveness of the sale and discontinuation, merger, consolidation or liquidation, or (ii) the right to obtain, for his payment of the option price, an equivalent amount of any securities such optionee would have been entitled to obtain in consequence of that event, had he exercised his options (to the extent possible under the options terms as set forth in Section 7(c)) immediately before the plan of sale and discontinuation, merger, consolidation, or liquidation was adopted.

            (c) Should the Company be recapitalized in a transaction not covered by Section 6(a) by the issuance of any other class or classes of securities in exchange for Common Stock, the Board of Directors shall amend the Plan and outstanding options to reflect an equivalent number of units of such securities as being subject to the Plan and such options and to reflect an adjusted option price per unit of such securities as would equitably be obtained in accordance with the terms otherwise applicable to the actual exchange.

            (d) Neither Section 6(b) nor 6(c) will require the Company to issue any fractional share under the Plan or upon exercise of outstanding options; and any amount payable for option exercise will be appropriately reduced in respect of any such fractional shares otherwise required by operation of those Sections, but not issued by reason of this Section 6(d).

            7. TERMS OF OPTION. All options under the Plan shall be subject to the following conditions and to such other conditions as the Committee and the optionee may agree:


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            (a)   OPTION TERM.  No option granted under the Plan will be
exercisable earlier than the date six months following the date on which the option is granted or after the expiration of ten years from the date on which the option is granted.

            (b) OPTION EXERCISE PRICE. The exercise price of an option granted hereunder shall be equal to the average of the Closing Prices (as hereinafter defined) of the Company's Common Stock for the twenty (20) consecutive trading days ending on the trading day prior to the date on which the option is granted (the "Option Price"); provided, however, if on the date on which the option is granted the Company's Common Stock is not listed on any national securities exchange or quoted on an automated quotation system of a registered securities association, the Option Price shall be the fair value per share of the Common Stock as determined in good faith and on a reasonable basis by the Board of Directors of the Company (the "Fair Market Value").

            (c) VESTING SCHEDULE. Options granted shall become exercisable at such times and in such amounts as set forth below:

                  (i) Subject to Section 7(a) hereof, if prior to the first anniversary of the date of grant, the Closing Price for the Company's Common Stock for any ten consecutive trading days is ten percent (10%) or more in excess of the Option Price, then twenty-five percent (25%) of the options granted on such date shall become immediately exercisable.

                 (ii) If during the second year after the date of grant, the Closing Price for the Company's Common Stock for any ten consecutive trading days is twenty percent (20%) or more in excess of the Option Price, then fifty percent (50%) of the options granted on such date (less any options vested pursuant to subparagraph (i) above) shall become immediately exercisable.

                (iii) If during the third year after the date of grant, the Closing Price for the Company's Common Stock for any ten consecutive trading days is thirty percent (30%) or more in excess of the Option Price, then seventy-five percent (75%) of the options granted on such date (less any options vested pursuant to subparagraphs (i) and (ii) above) shall become immediately exercisable.

                 (iv) If during the fourth year after the date of grant, the Closing Price for the Company's Common Stock for any ten consecutive trading days is forty percent (40%) or more in excess of the Option Price, then the balance of the options granted on such date shall become immediately exercisable.

                  (v) Notwithstanding the above, if at any time prior to the fourth anniversary of the date of grant, there is a Change of Control (as hereinafter defined) then (A) if the Change of Control Price (as hereinafter defined) is forty percent (40%) or more in excess of the Option Price, then all options granted on such date of


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                       grant which have not yet become exercisable shall become
                       immediately exercisable; (B) if the Change of Control occurs during the first three years after the date of grant of the options and the Change of Control Price is at least thirty percent (30%) but less than forty percent (40%) in excess of the Option Price, then seventy-five percent (75%) of all options granted on such date of grant (less any options previously vested) shall become immediately exercisable; (C) if the Change of Control occurs during the first two years after the date of grant of the options and the Change of Control Price is at least twenty percent (20%) but less than thirty percent (30%) in excess of the Option Price, then fifty percent (50%) of all options granted on such date of grant (less any options previously vested) shall become immediately exercisable; and (D) if the Change of Control occurs during the first year after the date of grant of the options and the Change of Control Price is at least ten percent (10%) but less than twenty percent (20%) in excess of the Option Price, then twenty-five percent (25%) of all options granted on such date of grant (less any options previously vested) shall become immediately exercisable.

            (d)   CERTAIN DEFINITIONS.

            For purposes of the Plan, the following terms shall have the meanings set forth below:

                  (i) "Cause", with respect to the termination of an optionee's employment by the Company, shall mean (A) embezzlement or other misappropriation of property of the Company by the optionee; or (B) the optionee's conviction of a crime which constitutes a felony;

                 (ii) A "Change of Control" shall be deemed to occur when a person, corporation, partnership, association or entity
                       (A) acquires a majority of the Company's outstanding voting securities, or (B) acquires securities bearing a majority of voting power with respect to election of directors of the Company or (C) acquires all or substantially all of the assets of the Company, or (D) enters into a contract with respect to any of the foregoing;

                (iii) "Change of Control Price" shall mean the price per share paid for the Company's Common Stock as a result of a Change of Control;

                 (iv) "Closing Price" shall mean (i) the closing sale price of the Company's Common Stock on any national securities exchange on which the Company's Common Stock shall be registered and listed or (ii) if the Company's Common Stock is traded in the over-the-counter market and quoted on the National Association of Securities Dealers Inc. National Market ("NASDAQ-NM"), the


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                       closing sale price of the Common Stock on NASDAQ-NM or
                       (iii) if the Company's Common Stock shall not at the time be listed on any such exchange or quoted on NASDAQ-NM, but is traded in the over-the-counter market and quoted on an automated quotation system of a registered securities association, the average of the closing bid and asked prices for such stock, as quoted on such system; and

                  (v) "Disability", with respect to the termination of an optionee's employment by the Company, shall mean the optionee's physical or mental inability, for a substantially consecutive period of one hundred eighty
                       (180) days in any consecutive twelve (12) month period, to render the services to be performed by him for the Company.

            When an installment of options has become exercisable, the optionee may exercise that installment, in whole or in part, at any time prior to the expiration or termination of the options. Subject to Section 7(a) of the Plan, the Committee may accelerate the time at which outstanding options may be exercised.

            Notwithstanding any schedule for vesting stated above or other exercise schedule or entitlement which effectively precludes full and immediate exercise of the related option, any option will become immediately exercisable in full upon the occurrence of the optionee's death, Disability, termination of such optionee by the Company without Cause or a determination by the Board of Directors that immediate exercisability would be in the best interests of the Company and advisable for protection of the rights intended to be granted under the option.

            (e) EXERCISE OF OPTIONS. Only the optionee to whom the Company has granted such rights or his guardian or legal representative may exercise options. Shares may be purchased from time to time on the exercise of options only by sending a written notice of election to exercise in the form attached to the Stock Option Agreement, together with full payment of the option price therefor, to the Secretary of the Company (i) in cash (or an equivalent check or other form of payment acceptable to the Company), or (ii) if the Committee shall approve in its sole discretion, other Common Stock of the Company currently registered in the name of, or beneficially owned by, the holder and surrendered in due form for transfer to the Company. In the case of payment in the Company's Common Stock, such stock shall be valued at the Closing Price as of the date of surrender of the Common Stock (or if no Closing Price was available for such date, on the next preceding day for which a Closing Price was available); provided, however, if on the date of surrender the Company's Common Stock is not listed on any national securities exchange or quoted on an automated quotation system of a registered securities association, then such stock shall be valued at its then Fair Market Value.

            (f) TERMINATION OF OPTIONS. Subject to Section 7(c) hereof, if an optionee ceases to be employed by the Company for any reason other than death, Disability or termination without Cause, the exercise period for all options theretofore granted to him shall expire three months after his employment terminates and the number of shares into which such options are exercisable will be limited to the number of shares into which such options were exercisable by him on the date he ceased to be employed. Notwithstanding the


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provisions of this Section 7(f), nothing herein will extend the terms of the options specified in Section 7(a) of the Plan.

            (g) PAYMENT OF TAXES. Upon settlement of any options, it shall be a condition to the obligation of the Company that the optionee pay to the Company such amount as the Company may request for the purpose of satisfying its liability to withhold federal, state or local income or other taxes.

            (h) APPLICABLE REGULATIONS. The Company shall not be obligated to sell or issue any shares upon exercise of any option if the exercise thereof or the delivery of shares thereunder would constitute a violation of any federal or state securities law or listing requirements of any national securities exchange or automated quotation system of a registered securities association on which Common Stock may be listed or quoted.

            (i) PURCHASE FOR INVESTMENT. In the event that the Company has not registered the shares with respect to which options are being exercised under the Securities Act of 1933, as amended, each optionee electing to purchase such shares will be required to represent that he is acquiring such shares for investment purposes only and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary by counsel to the Company. Stock certificates evidencing such unregistered shares acquired upon exercise of options shall bear a restrictive legend stating as follows:


                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
            REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED OR HYPOTHECATED AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT, UNLESS IN THE OPINION OF COUNSEL FOR THE COMPANY SUCH A LEGEND IS NOT NECESSARY.

            (j) RIGHTS AS A STOCKHOLDER. The optionee shall have no rights as a stockholder with respect to any shares covered by an option until the date of issuance of a stock certificate for such shares. Without limiting the foregoing, the Company shall make no adjustment for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

            (k) TRANSFER OF OPTION. A stock option shall not be transferable other than by will or by the laws of descent and distribution.

            (l) FORM OF OPTION. Options shall be evidenced by Stock Option Agreements ("Stock Option Agreements") in such form as shall not be inconsistent with the Plan. Any Stock Option Agreement entered into pursuant hereto may contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee.


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            8.    USE OF PROCEEDS.  Proceeds from the sale of Common Stock
under the Plan shall be added to the general funds of the Company.

            9. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as members of the Board of Directors or as members of the Committee, the Company shall indemnify the members of the Committee against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any award made under the Plan, and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, a Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle it on his own behalf.

            10. SUCCESSORS IN INTEREST. The Plan may be adopted and continued by any successor or successors of the Company, whether by merger, consolidation, sale of assets or otherwise. Whether or not the Plan is so adopted and continued, the obligations of the Company under the Plan shall be binding upon any such successor or successors, and for this purpose reference in the Plan to the Company shall be deemed to include any such successors.

            11.   AMENDMENT OR TERMINATION OF THE PLAN.  The Board of
Directors may in its discretion terminate the Plan with respect to any shares for which options have not theretofore been granted. The Board of Directors and the Committee shall have the right to alter or amend the Plan or any part thereof from time to time; PROVIDED, HOWEVER, no change which would impair the right of an optionee may be made in any options theretofore granted, without the consent of such optionee; and PROVIDED, FURTHER, that the Board of Directors or the Committee may not, without appropriate approval of not less than a majority of the votes of holders of shares of Common Stock (or other voting stock entitled to vote thereon at the time outstanding) present in person or by proxy at a meeting of holders of such shares, alter or modify the Plan so as to increase the maximum amount of Common Stock which may be issued under the Plan, extend the term of the Plan or of options granted thereunder, reduce the price at which options may be granted or exercised, change the eligibility requirements for participation in the Plan, or change the eligibility requirements for, or permit the granting of options to, members of the Committee.

            12. EXPENSES. The Company shall bear the expenses of administering the Plan, other than taxes or similar charges payable by any optionee.

            13. EFFECTIVE DATE. The Plan shall be effective upon the date on which approval thereof is obtained from the stockholders of the Company.

            14. FUNDING. Anything herein contained to the contrary notwithstanding, the Company shall not be required to set aside any amount at any time to fund any obligations of the Company to make any payments to any optionee.

            15. RIGHT OF DISCHARGE RESERVED. Nothing in the Plan shall confer upon an optionee or any other person the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or


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such Subsidiary may have to terminate the employment of the optionee or any other person.

            16. GOVERNING LAW. All questions pertaining to the construction, validity and effect of the Plan, or to the rights of any person under the Plan, shall be determined in accordance with the laws of the State of New York.


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